EXHIBIT 10.1

Named Executive Officer Salary and Bonus Arrangements for 2026

Base Salaries

The base salaries for fiscal 2026, which are effective as of June 30, 2026, for the executive officers (the "named executive officers") of Southern Missouri Bancorp, Inc. (the "Company"), who will be named in the compensation table that will appear in the Company's upcoming 2026 Annual Meeting proxy statement are as follows:

Name and Title	Base Salary
Greg A. Steffens	$468,000
Chairman and Chief Executive Officer,
Southern Missouri Bancorp, Inc., and Southern Bank

Matthew T. Funke	400,000
President and Chief Administrative Officer,
Southern Missouri Bancorp, Inc., and Southern Bank

Justin G. Cox	360,000
Executive Vice-President and Chief Banking Officer,
Southern Missouri Bancorp., Inc., and Southern Bank

Rick A. Windes	322,000
Executive Vice-President and Chief Lending Officer
Southern Missouri Bancorp, Inc., and Southern Bank

Stefan Chkautovich	290,000
Executive Vice-President and Chief Financial Officer
Southern Missouri Bancorp, Inc., and Southern Bank

Description of 2026 Bonus Arrangement

The Company does not maintain a written cash bonus plan for executive officers. Rather, annual cash bonuses are determined by the Compensation Committee and approved by the Board of Directors based on an assessment of Company performance, individual executive performance and other factors deemed relevant by the Compensation Committee.

For fiscal 2026, the Compensation Committee evaluated annual cash bonus opportunities using a scorecard designed to provide a structured framework for assessing Company and individual performance. The scorecard included performance measures that the Compensation Committee considered relevant to evaluating the Company’s overall performance during the year. Although the scorecard included relative weighting among the performance measures and established threshold, target and maximum performance objectives, achievement of the scorecard measures did not automatically determine bonus amounts or result in a prescribed payout. In making its determinations, the Compensation Committee retained discretion to consider additional factors, including overall Company performance, each executive’s individual performance, contributions to strategic initiatives, leadership, management of risks within the executive’s area of responsibility and other factors deemed relevant by the Compensation Committee.

Additional information about the 2026 bonus compensation is incorporated herein by reference from the Company's definitive proxy statement for its Annual Meeting of Stockholders to be held in October 2026, a copy of which will be filed not later than 120 days after the close of the fiscal year.